Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reports Second-Quarter Results
Payment Processing Transactions Increased 12 Percent;
Company Pays Down $15 Million in Financing Debt
SOUTH PORTLAND, MAINE – August 1, 2006 — Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the second quarter ended June 30, 2006.
Total revenue for the second quarter of 2006 increased 33 percent to $76.2 million from $57.3 million for the second quarter of 2005. Net income to common shareholders on a GAAP basis for the second quarter of 2006 was $9.9 million, or $0.24 per diluted share, compared with $15.0 million, or $0.37 per diluted share, for the comparable quarter last year. On a non-GAAP basis, the Company’s adjusted net income for the second quarter of 2006 increased to $14.1 million, or $0.34 per diluted share, from $11.2 million, or $0.27 per diluted share, for the year-earlier period.
Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the second quarter of 2006, the Company’s GAAP financial results include an unrealized $7.5 million pre-tax, non-cash, mark-to-market loss on these instruments. For the second quarter of 2005, the Company reported an unrealized pre-tax, non-cash, mark-to-market gain of $6.6 million. Exhibit 1 reconciles adjusted net income for the second quarters of 2006 and 2005, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP.
Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making scheduled payments on the Company’s financing debt and discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.
Second-Quarter 2006 Performance Metrics
•	Average number of vehicles serviced increased 6 percent from the second quarter of 2005 to approximately 4.3 million.

•	Total fuel transactions processed increased 8 percent from the second quarter of 2005 to 61.1 million. Payment processing transactions increased 12 percent to 46 million, and transaction processing transactions decreased 5 percent to 15.1 million.
•	Average expenditure per payment processing transaction grew to $57.45, an increase of 30 percent from the same period last year.
•	Average retail fuel price increased 30 percent to $2.86 per gallon, from $2.20 per gallon for the second quarter a year ago.
•	Total MasterCard purchase volume grew 47 percent to $332.7 million, from $225.7 million for the comparable period in 2005.
•	Wright Express paid $15 million in principal on its financing debt during the second quarter of 2006.
Management Comments
“This was another quarter of steady, predictable growth for Wright Express,” said Michael Dubyak, president and chief executive officer. “Operating leverage continues to improve as the business grows. We met our guidance for revenue and adjusted net income, and growth in business volume was on target with our expectations for the quarter. The Company’s derivatives strategy continued to provide us with good earnings visibility, and our strong operating cash flow enabled us to continue paying down our financing debt.”
“We are seeing sustained momentum and growth in demand for fleet and corporate cards across the business,” said Dubyak. “Capitalizing on this momentum, our front-end marketing and sales operation continued to grow our sales pipeline and convert the pipeline into active customers during the second quarter. The number of large and medium fleet vehicles we serviced grew 10 percent year-over-year, and we were up 17 percent in the heavy truck market. This was also an excellent quarter for our MasterCard business.”
“Looking ahead to the second half of 2006, we remain focused on expanding our core business,” Dubyak said. “During the past five years, we have generated significant organic revenue growth, excluding the impact of fuel prices. With creative thinking and steady execution, we expect to continue generating strong increases in business volume. At the same time, it remains our practice to look at the marketplace for opportunities that can accelerate our long-term growth and/or enhance our strategic position by leveraging our core competencies.”
Financial Guidance
Wright Express Corporation is issuing financial guidance for the third quarter of 2006, as well as updating guidance for the full year. The Company’s guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments. The fuel prices referenced below are based on the applicable NYMEX futures price:

•	For the third quarter of 2006, revenue in the range of $75 million to $80 million. This is based on an assumed average retail fuel price of $2.88 per gallon.
•	Third-quarter 2006 net income before unrealized gain or loss on derivative instruments in the range of $14 million to $15 million, or $0.34 to $0.37 per diluted share, based on approximately 41 million shares outstanding.
•	For the full year 2006, revenue in the range of $290 million to $300 million. This is based on an assumed average retail fuel price of $2.70 per gallon.
•	For the full year 2006, net income before unrealized gain or loss on derivative instruments in the range of $54 million to $56 million, or $1.32 to $1.38 per diluted share, based on approximately 41 million shares outstanding.
Conference Call Details
In conjunction with this announcement, Wright Express will host a conference call tomorrow, August 2, at 8:30 a.m. (ET) to discuss the Company’s second-quarter financial results and business outlook. To access this call by telephone, dial (800) 231-9012 or (719) 457-2617 (Conference code: 5086745). A live webcast of this conference call will be available at the “Investor Relations” section of the Company’s website (www.wrightexpress.com). A replay of the webcast will be available on the website for approximately three months.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 295,000 commercial and government fleets containing 4.3 million vehicles. Wright Express markets these services directly as well as through more than 100 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 650 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: expectation that its operating leverage will continue to improve as the business grows; expectation to see sustained momentum and growth for fleet and corporate cards; intention to remain focused on its expanding core business; expectation to continue to generate strong increases in business volume; intention to explore further opportunities to accelerate growth and/or enhance its strategic position through potential alliances or acquisitions; and expectations and guidance for third-quarter and full-year 2006 results.
These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; third-quarter and full-year 2006 fueling patterns; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on March 15, 2006, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.
Condensed Financial Statements and Supplemental Exhibit Follow ...

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues
Payment processing revenue	$57,693	$41,809	$104,649	$76,618
Transaction processing revenue	4,343	4,288	8,553	8,395
Account servicing revenue	5,926	5,792	11,841	11,411
Finance fees	5,243	3,052	10,481	6,247
Other	2,959	2,370	5,278	6,842

Total revenues	76,164	57,311	140,802	109,513

Expenses
Salary and other personnel	15,196	13,450	29,550	32,167
Service fees	3,377	3,005	6,417	6,547
Provision for credit losses	2,302	1,940	6,220	4,877
Technology leasing and support	1,934	2,099	3,797	4,176
Occupancy and equipment	1,703	1,432	3,295	2,874
Depreciation and amortization	2,692	2,684	5,206	4,656
Operating interest expense	6,042	3,192	10,649	5,453
Other	4,406	3,482	8,249	7,401

Total operating expenses	37,652	31,284	73,383	68,151

Operating income	38,512	26,027	67,419	41,362

Financing interest expense	(3,666)	(4,133)	(7,394)	(5,519)
Net realized and unrealized (losses) gains on derivative instruments	(20,509)	2,658	(27,987)	(41,544)

Income (loss) before income taxes	14,337	24,552	32,038	(5,701)
Provision (benefit) for income taxes	4,481	9,568	10,832	(2,212)

Net income (loss)	9,856	14,984	21,206	(3,489)

Change in net unrealized loss on available-for-sale securities, net of tax effect of $(21) and $(62) in 2006 and $27 and $(3) in 2005	(55)	49	(118)	(6)
Change in net unrealized gain on interest rate swaps, net of tax effect of $(49) and $37 in 2006 and $8 and $8 in 2005	(20)	13	48	13

Comprehensive income (loss)	$9,781	$15,046	$21,136	$(3,482)

Earnings (loss) per share:
Basic	$0.24	$0.37	$0.53	$(0.09)
Diluted	$0.24	$0.37	$0.52	$(0.09)

Weighted average common shares outstanding:
Basic	40,331	40,186	40,288	40,186
Diluted	41,086	41,072	41,035	40,186

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30, 2006	December 31,
	(unaudited)	2005

Assets
Cash and cash equivalents	$16,600	$44,994
Accounts receivable (less reserve for credit losses of $5,188 in 2006 and $4,627 in 2005)	890,857	652,132
Available-for-sale securities	5,987	20,878
Property, equipment and capitalized software, net	39,548	38,543
Deferred income taxes, net	506,678	513,018
Intangible assets, net	2,421	2,421
Goodwill	135,047	135,047
Other assets	11,559	13,388

Total assets	$1,608,697	$1,420,421

Liabilities and Stockholders’ Equity
Accounts payable	$396,127	$254,381
Accrued expenses	19,721	22,197
Deposits	414,316	338,251
Borrowed federal funds	9,350	39,027
Revolving line-of-credit facility	48,000	53,000
Term loan, net	151,398	167,508
Derivative instruments, at fair value	45,598	36,710
Other liabilities	1,163	331
Amounts due to Cendant Corporation under tax receivable agreement	414,798	424,277
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible preferred stock;
0.1 shares authorized, issued and outstanding	10,000	10,000

Total liabilities	1,510,471	1,345,682

Commitments and contingencies

Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 40,353 shares issued and outstanding as of June 30, 2006, 40,210 shares issued and outstanding as of December 31, 2005	404	402
Additional paid-in capital	57,369	55,020
Retained earnings	39,859	18,653
Other comprehensive income (loss), net of tax:
Net unrealized gain on interest rate swaps	796	748
Net unrealized loss on available-for-sale securities	(202)	(84)

Accumulated other comprehensive income	594	664

Total stockholders’ equity	98,226	74,739

Total liabilities and stockholders’ equity	$1,608,697	$1,420,421

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2006	2005

Cash flows from operating activities
Net income (loss)	$21,206	$(3,489)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net unrealized loss on derivative instruments	8,888	27,821
Stock-based compensation	1,553	6,031
Depreciation and amortization	5,766	5,333
Deferred taxes	6,365	(161)
Provision for credit losses	6,220	4,877
Loss (gain) on disposal of property and equipment	5	(118)
Changes in operating assets and liabilities:
Accounts receivable	(244,945)	(164,571)
Other assets	1,744	(1,706)
Accounts payable	141,746	84,901
Accrued expenses	(2,476)	31
Other liabilities	832	(55)
Amounts due to Cendant under tax receivable agreement	(9,479)	(6,379)
Due to/from related parties	—	45,051

Net cash used in operating activities	(62,575)	(2,434)

Cash flows from investing activities
Purchases of property and equipment	(6,216)	(5,145)
Sales of property and equipment	—	125
Purchases of available-for-sale securities	(66)	(1,096)
Maturities of available-for-sale securities	14,777	121

Net cash provided by (used in) investing activities	8,495	(5,995)

Cash flows from financing activities
Dividends paid	—	(305,887)
Excess tax benefits of equity instrument share-based payment arrangements	251	—
Payments in lieu of issuing shares of common stock	(682)	—
Proceeds from stock option exercises	1,229	—
Net increase in deposits	76,065	100,160
Net decrease in borrowed federal funds	(29,677)	(20,514)
Net (repayments) borrowings on revolving line of credit	(5,000)	50,000
Loan origination fees paid for revolving line of credit	—	(1,704)
Borrowings on term loan, net of loan origination fees of $2,884 in 2005	—	217,116
Repayments on term loan	(16,500)	(35,000)

Net cash provided by financing activities	25,686	4,171

Net change in cash and cash equivalents	(28,394)	(4,258)
Cash and cash equivalents, beginning of period	44,994	31,806

Cash and cash equivalents, end of period	$16,600	$27,548

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2006	2005

Supplemental cash flow information:
Interest paid	$17,362	$7,975
Income taxes paid	$925	$3,870
There were no significant non-cash transactions during the six months ended June 30, 2006.
During the six months ended June 30, 2005 the following significant non-cash transactions occurred:
•	The tax basis of our assets increased as a result of our initial public offering creating a deferred tax asset of $488,719 based upon our estimated tax rate at June 30, 2005. We entered into a tax receivable agreement with Cendant Corporation, our former parent company, which provided that we will make total payments estimated at $415,411 as of June 30, 2005. The difference between the initial asset recorded and the initial liability payable to our former parent company was recorded as $73,308 of stockholders’ equity.
•	We issued 40,000 shares of common stock upon the completion of our initial public offering and as part of the conversion from a Delaware limited liability company to a Delaware corporation. We did not receive any proceeds from this offering as our former parent company received all common stock proceeds from the offering concurrent with its sale of 100 percent of its interest in us.
•	We issued 0.1 shares of preferred stock as part of the conversion from a Delaware limited liability company to a Delaware corporation. We did not receive any proceeds from this offering as our former parent company received all preferred stock proceeds from this conversion.

Exhibit 1
Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
Second Quarter 2006 and 2005
(in thousands)
(unaudited)

	Three months ended	Three months ended
	June 30, 2006	June 30, 2005

Adjusted net income	$14,121	$11,160
Non-cash, mark-to-market adjustments on derivative instruments	(7,462)	6,553
Tax impact	3,197	(2,729)

GAAP net income	$9,856	$14,984

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:
•	Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts; and
•	The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.